HCP Announces Retirement of Executive Chairman Mike McKee

Mr. McKee to step down from his role as Executive Chairman
and retire from HCP’s Board of Directors at the upcoming Annual Meeting

IRVINE, Calif., Feb. 5, 2018 /PRNewswire/ -- HCP, Inc. (NYSE: HCP) announced today that Mike McKee will step down from his role as Executive Chairman, effective March 1, 2018, and retire from the Board of Directors at HCP’s Annual Meeting, which is currently scheduled for April 26, 2018. To help facilitate a smooth transition, Mr. McKee will work with the Company in a consulting capacity until HCP’s Annual Meeting. Additionally, Dave Henry, previously the Lead Independent Director, has been appointed to serve as non-executive Chairman.

Mr. McKee served as HCP’s Executive Chairman since May 2016 and as a member of the Board since 1989. From July 2016 to December 2016, he served as Interim President and Chief Executive Officer. Under his leadership as Executive Chairman, Mr. McKee oversaw the successful spin-off of the HCR ManorCare portfolio, established a new management team and helped shape the Company’s long-term strategic vision.

Tom Herzog, President and CEO of HCP, said, “I would like to thank Mike for his leadership and steady hand as he helped guide the restructuring of the Company. Mike has been a valued partner and I wish him the best.”

“We are grateful for Mike’s extraordinary contributions and leadership to HCP during his almost 30-year tenure as a Director, Chairman of the Board, Interim CEO and Executive Chairman,” said Dave Henry. “On behalf of the Board, executive management team and employees, we would like to give him heartfelt thanks.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400